Exhibit 21.1

CLST Holdings, Inc.

(formerly known as CellStar Corporation)

List of Subsidiaries and Affiliates

[100% Owned by CLST Holdings, Inc. Unless Otherwise Indicated]

Name	Incorporation
CLST Holdings, Inc. (f/k/a CellStar Corporation)	Delaware
CLST Financo, Inc. (f/k/a CellStar Financo, Inc.)	Delaware
CLST Asset I, LLC	Delaware
FCC Investment Trust I, LLC	Delaware
CLST Asset II, LLC	Delaware
CLST Asset Trust II, LLC	Delaware
CLST Asset III, LLC	Delaware
CellStar Holding AB(4)	Sweden
National Auto Center, Inc.	Delaware
CLST International Corporation/SA (f/k/a CellStar International Corporation/SA)	Delaware
CellStar de Colombia Ltda.(3)	Colombia
CellStar El Salvador S.A.(4)	El Salvador
CellStar de Guatemala S.A.(4)	Guatemala
CLST International Corporation/Asia (f/k/a CellStar International Corporation/Asia)(4)	Delaware
CellStar Philippines, Inc.(4)	Philippines
Audiomex Export Corp.	Texas
NAC Holdings, Inc.	Nevada
CLST-NAC, Ltd. (f/k/a CellStar, Ltd.)(1)	Texas Limited Partnership
CLST-NAC Fulfillment, Ltd. (f/k/a CellStar Fulfillment, Ltd.)(2)	Texas Limited Partnership
CLST Fulfillment, Inc. (f/k/a CellStar Fulfillment, Inc.)	Delaware
CellStar Netherlands Holdings, B.V. (4)	The Netherlands

(1)                                  National Auto Center, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner

(2)                                  CLST Fulfillment, Inc. is 1% General Partner and NAC Holdings, Inc. is 99% limited partner

(3)                                  19% owned by CLST International Corporation/SA. Remaining 81% owned by Mobile Technologies Services, S.A., a Panama corporation (non-CLST Holdings, Inc. entity)

(4)                                  Corporate entity inactive and/or dormant. Pending dissolution.